Exhibit 10.34

EMPLOYMENT AGREEMENT

AGREEMENT by and between MeadWestvaco Corporation, a Delaware corporation (the “Company”) and E. Mark Rajkowski (the “Executive”), dated as of the 30th day of September 2004.

The Board of Directors of the Company (the “Board”), has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Change of Control. For the purpose of this Agreement, a “Change of Control” shall mean:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 1; or

(b) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, or a sale or other disposition of all or substantially all of the assets of the Company (each, a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Resulting Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding the Resulting Corporation and its affiliates or any employee benefit plan (or related trust) of the Resulting Corporation and its affiliates) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the Resulting corporation or the combined voting power of the then outstanding voting securities of the Resulting Corporation except to the extent that such ownership existed with respect to the Company prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the Resulting Corporation (the “Resulting Board”) were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

2. Certain Other Definitions. (a) “Affiliated Companies” shall include any company controlled by, controlling or under common control with the Company.

(b) The “Change of Control Period” shall mean the period commencing on the date hereof and ending on the third anniversary of the date hereof; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), unless previously terminated, the Change of Control Period shall be automatically extended so as to terminate three years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give notice to the Executive that the Change of Control Period shall not be so extended.

(c) The “Effective Date” shall mean the first date during the Change of Control Period on which a Change of Control occurs. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive’s employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to the date of such termination of employment.

(d) “Merger of Equals Period” shall mean (i) any portion of the Employment Period (as defined in Section 3) up to and including the first anniversary of the Effective Date during which the conditions set forth in the next sentence are met, and (ii) if the conditions set forth in the next sentence are met on the first anniversary of the Effective Date, the portion of the Employment Period that follows the first anniversary of the Effective Date. The conditions referred to in the preceding sentence are that (A) the Change of Control that occurred on the Effective Date was a Business Combination, and (B) at the time in question, (I) at least 50% of the members of the Resulting Board are individuals who were members of the Incumbent Board (as defined in Section 1(b)) at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination, and (II) either (x) the position of chief executive officer of the Resulting Corporation is occupied by an individual who was employed by the Company immediately before such Business Combination, or (y) a majority of the leadership positions reporting directly to the chief executive officer of the Resulting Corporation are occupied by individuals who were employed by the Company immediately before such Business Combination.

(e) The “Multiple” means the least of (i) three, (ii) the greater of one and the number of years and fractions thereof during the period from the Date of Termination (as hereinafter defined) and the Executive’s 65th birthday, and (iii) if the Executive had announced his intention to retire before the Date of Termination, the number of years and fractions thereof from the Date of Termination until the date of such intended retirement; provided, that in the event of a termination of employment by the Executive for Good Reason based solely upon relocation during a Merger of Equals Period as described in Section 5(c)(iii), the Multiple shall not exceed one and one-half.

(f) “Peer Executives” shall mean, at any given time, the other persons employed by the Company or any of the Affiliated Companies who either (1) were, immediately before the Effective Date, party to agreements with the Company substantially in the form of this Agreement (without regard to the definition of “Multiple”) or (2) are similarly situated executives who were employed, before the Effective Date, by the other party to the transaction constituting a Change of Control hereunder.

(g) “Relevant Time” shall mean immediately before the Effective Date, except to the extent otherwise provided in Section 4(b)(ix).

3. Employment Period. The Company hereby agrees to continue the Executive in its employ, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the second anniversary of such date (the “Employment Period”). The Employment Period shall terminate upon the termination of the Executive’s employment for any reason.

4. Terms of Employment. (a) Position and Duties. (i) During the Employment Period, there shall be no material reduction in the Executive’s position, authority, duties, responsibilities or salary grade as compared to those held, exercised and assigned to the Executive at the Relevant Time. Notwithstanding the foregoing, during any Merger of Equals Period, the Executive’s position may be changed in a manner violating the requirements of this Section 4(a)(i), provided that the Executive continues to have responsibilities and authority that are, in the aggregate, comparable to those held by the Executive at the Relevant Time; and provided, further, that neither a reduced scope of the Executive’s responsibilities resulting from the fact that the Change of Control has created a larger organization, nor a change in the Executive’s title and reporting responsibilities, shall be the sole basis for determining whether the requirements of this sentence are met.

(ii) During the Employment Period, the Executive’s services shall be performed at the location where the Executive was employed immediately preceding the Effective Date, or at any other location that does not result in the Executive’s commuting distance from the Executive’s residence being increased by more than 40 miles; provided, that if the Executive voluntarily changes his residence after the Effective Date, then a new work location shall not be considered to have increased the Executive’s commuting distance by more than 40 miles unless such an increase both (I) occurs in relation to the Executive’s new residence and (II) would have occurred even if the Executive had not changed his residence.

(iii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

(b) Compensation. (i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”) which shall be not less than the Executive’s annual base salary from the Company and the Affiliated Companies as in effect immediately before the Effective Date, except as otherwise permitted below in this Section 4(b)(i). Any increase in Annual Base Salary during the Employment Period shall not serve to limit or reduce any other obligation to the Executive under this Agreement, and except as provided in the next sentence, the Annual Base Salary shall not be reduced during the Employment Period. Notwithstanding the foregoing, during any Merger of Equals Period, the Annual Base Salary may be decreased if all the annual base salaries of all of the Peer Executives are decreased by the same or a greater percentage. The term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as increased or decreased to the extent permitted by this Section 4(b)(i).

(ii) Incentive Compensation Opportunities. In addition to the Annual Base Salary, the Executive shall be granted, during the Employment Period, cash-based and equity-based awards representing the opportunity to earn incentive compensation on terms and conditions no less favorable to the Executive, in the aggregate, than those provided generally at any time after the Effective Date to the Peer Executives or, if more favorable to the Executive, than those provided by the Company and the Affiliated Companies for the Executive immediately before the Effective Date. In determining whether the Executive’s incentive compensation opportunities during the Employment Period meet the requirements of the preceding sentence, there shall be taken into account all relevant terms and conditions, including, without limitation and to the extent applicable, the potential value of such awards at minimum, target and maximum performance levels, and the difficulty of achieving the applicable performance goals.

(iii) Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all savings and retirement plans, practices, policies and programs applicable generally to the Peer Executives, on comparable terms and conditions, but in no event shall such plans, practices, policies and programs provide the Executive with savings opportunities and retirement benefits, in each case, less favorable, in the aggregate, to the Executive than those provided by the Company and the Affiliated Companies to the Executive at the Relevant Time.

(iv) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and the Affiliated Companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) (collectively, “Welfare Benefits”) to the extent applicable generally to the Peer Executives, on comparable terms and conditions, but in no event shall such Welfare Benefits for the Executive be less favorable, in the aggregate, to the Executive than the Welfare Benefits provided by the Company and the Affiliated Companies to the Executive at the Relevant Time.

(v) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the policies, practices and procedures as in effect for the Peer Executives; provided, that such policies, practices and procedures shall not be less favorable to the Executive than those provided by the Company and the Affiliated Companies to the Executive at the Relevant Time.

(vi) Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits, including, without limitation, tax and financial planning services, payment of club dues, and, if applicable, use of an automobile and payment of related expenses, as in effect for Peer Executives; provided, that such fringe benefits shall not be less favorable, in the aggregate, to the Executive than those provided by the Company and the Affiliated Companies to the Executive at the Relevant Time.

(vii) Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to personal secretarial and other assistance, as in effect for the Peer Executives; provided, that such facilities and assistance shall not be less favorable, in the aggregate, to the Executive than those provided by the Company and the Affiliated Companies to the Executive at the Relevant Time.

(viii) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company and the Affiliated Companies as in effect for the Peer Executives; provided, that such plans, policies, programs and practices shall not be less favorable to the Executive than those provided by the Company and the Affiliated Companies to the Executive at the Relevant Time.

(ix) Changes During Merger of Equals Period. Notwithstanding the foregoing, during any Merger of Equals Period, the incentive compensation opportunities and benefits provided to the Executive may be changed in a manner violating the requirements of any of Sections 4(b)(ii)-(viii), if such changes apply to Peer Executives generally. Following any such change, the “Relevant Time” for determining whether such requirements continue to be satisfied with respect to the particular benefit that has been changed shall be immediately following the effectiveness of such change.

5. Termination of Employment. (a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 12(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

(b) Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause or without Cause. For purposes of this Agreement, “Cause” shall mean:

(i) the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed the Executive’s duties, or

(ii) the willful engaging by the Executive in illegal conduct or gross misconduct; or

(iii) a clearly established violation by the Executive of the Company’s Code of Conduct that is materially and demonstrably injurious to the Company.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

(c) Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

(i) any material reduction in the Executive’s position, authority, duties, responsibilities or salary grade that is not permitted by Section 4(a) of this Agreement, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(ii) any failure by the Company to comply with any of the provisions of Section 4(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(iii) the Company’s requiring the Executive to be based at any office or location other than as provided in Section 4(a)(ii) hereof;

(iv) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or

(v) any failure by the Company to comply with and satisfy Section 11(c) of this Agreement.

(d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specifies the Date of Termination (as defined below). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(e) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by reason of the Executive’s death, the date of death, (ii) if the Executive’s employment is terminated by reason of Disability, the Disability Effective Date, and (iii) if the Executive’s employment is otherwise terminated by the Company or by the Executive, the date of receipt of the Notice of Termination or any date within 30 days thereafter that is specified in the Notice of Termination.

6. Obligations of the Company upon Termination. (a) Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause or Disability or the Executive shall terminate employment for Good Reason:

(i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

A. the sum of (1) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) the average of the annual and long-term cash bonuses payable to the Executive under the bonus programs of the Company and the Affiliated Companies during the period of three years ending on the Effective Date, or such shorter period during which the Executive has been employed by the Company (disregarding for this purpose any deferral of the payment of any such bonuses) (the “Average Incentive Compensation”) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 and (3) any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2), and (3) shall be hereinafter referred to as the “Accrued Obligations”); and

B. the amount equal to the product of (1) the Multiple, (2) the sum of (x) the Executive’s Annual Base Salary and (y) the Average Incentive Compensation;

(ii) unless the Date of Termination occurs during the Merger of Equals Period, an amount equal to the excess of (a) the actuarial equivalent of the benefit under the Company’s qualified defined benefit retirement plan (the “Retirement Plan”) (utilizing actuarial assumptions no less favorable to the Executive than those in effect under the Retirement Plan immediately prior to the Effective Date) and any excess defined benefit retirement plan in which the Executive participates, but not under the Mead Corporation Supplemental Executive Retirement Plan (collectively, the “Excess Plan”) that the Executive would have received if the Executive’s employment had continued for three years after the Date of Termination equal to the Multiple, if all of the Executive’s accrued benefits were fully vested and the Executive’s compensation for each of those three years had been equal to the sum of (I) the Executive’s Annual Base Salary and (II) the average of the annual cash bonuses payable to the Executive under the bonus programs of the Company and the Affiliated Companies during the period of three years ending on the Effective Date, or such shorter period during which the Executive has been employed by the Company (disregarding for this purpose any deferral of the payment of any such bonuses), over (b) the actuarial equivalent of the Executive’s actual benefit (paid or payable), if any, under the Retirement Plan and the Excess Plan as of the Date of Termination;

(iii) for a number of years equal to the Multiple after the Executive’s Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue Welfare Benefits to the Executive and/or the Executive’s family at least equal to those which would have been provided to them in accordance with Section 4(b)(iv) of this Agreement if the Executive’s employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to the Peer Executives; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive Welfare Benefits under another employer-provided plan, the Welfare Benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility; and provided, further, that for purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree Welfare Benefits, the Executive shall be considered to have remained employed until the expiration of a number of years after the Date of Termination equal to the Multiple;

(iv) the Company shall, at its sole expense as incurred, provide the Executive with outplacement services the scope and provider of which shall be reasonable and consistent with industry practice for similarly situated executives; and

(v) to the extent not theretofore paid or provided, the Company shall timely pay or provide the Executive with, or permit the Executive to continue to participate in, any Other Benefits (as defined in Section 7).

Notwithstanding the foregoing, except with respect to payments and benefits under Sections 6(a)(i)(A)(1), 6(a)(i)(A)(3) and 6(a)(v), all payments and benefits to be provided under this Section 6(a) shall be subject to the Executive’s execution and non-revocation of a release substantially in the form attached hereto as Exhibit A.

(b) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, the Company shall provide the Executive’s estate or beneficiaries with the Accrued Obligations and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement. The Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(b) shall include, without limitation, and the Executive’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and the Affiliated Companies to the estates and beneficiaries of the Peer Executives under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to the Peer Executives and their beneficiaries at the Relevant Time or, if more favorable to the Executive’s estate and/or the Executive’s beneficiaries, on the Date of Termination.

(c) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, the Company shall provide the Executive with the Accrued Obligations and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and the Affiliated Companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to the Peer Executives and their families at the Relevant Time or, if more favorable to the Executive and/or the Executive’s family, on the Date of Termination.

(d) Cause; Other than for Good Reason. If the Executive’s employment is terminated for Cause during the Employment Period, the Company shall provide to the Executive the Executive’s Annual Base Salary through the Date of Termination, and the Other Benefits, in each case, to the extent theretofore unpaid, and shall have no other severance obligations under this Agreement. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, the Company shall provide to the Executive the Accrued Obligations and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement. In such case, all the Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

7. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of the Affiliated Companies and for which the Executive may qualify, nor, subject to Section 12(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of the Affiliated Companies. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of the Affiliated Companies at or subsequent to the Date of Termination (“Other Benefits”) shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement. Notwithstanding the foregoing, if the Executive receives payments and benefits pursuant to Section 6(a) of this Agreement, the Executive shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company and the Affiliated Companies, unless otherwise specifically provided therein in a specific reference to this Agreement.

8. Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding the foregoing, the Company shall not be obligated to pay any legal fees or expenses incurred by the Executive in any contest in which the trier of fact determines that the Executive’s position was frivolous or maintained in bad faith.

9. Certain Additional Payments by the Company.

(a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then the Executive shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 9(a), if it shall be determined that Parachute Value of all Payments is more than 100% but not more than 110% of the Safe Harbor Amount, then no Gross-Up Payment shall be made to the Executive and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the payments under Section 5(a)(i)(B), unless an alternative method of reduction is elected by the Executive, and in any event shall be made in such a manner as to maximize the Value of all Payments actually made to the Executive. For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amount payable under this Agreement would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under the Agreement shall be reduced pursuant to this Section 9(a). The Company’s obligation to make Gross-Up Payments under this Section 9 shall not be conditioned upon the Executive’s termination of employment.

(b) Subject to the provisions of Section 9(c), all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made such certified public accounting firm as may be designated by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 9(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Executive of a Gross-Up Payment or payment by the Company of an amount on the Executive’s behalf pursuant to Section 9(c), the Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 9(c), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on the Executive’s behalf pursuant to Section 9(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e) Notwithstanding any other provision of this Section 9, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Gross-Up Payment, and the Executive hereby consents to such withholding.

(f) The following terms shall have the following meanings for purposes of this Section 9.

(i) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(ii) “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(iii) A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

(iv) The “Safe Harbor Amount” means 2.99 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

(v) “Value” of a Payment shall mean the economic present value of a Payment as of the date of the change of control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.

10. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of the Affiliated Companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of the Affiliated Companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 10 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

11. Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as provided in Section 11(c), without the prior written consent of the Executive this Agreement shall not be assignable by the Company.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

12. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

E. Mark Rajkowski

MeadWestvaco Corporation

One High Ridge Park

Stamford, CT 06905

If to the Company:

MeadWestvaco Corporation

One High Ridge Park

Stamford, CT 06905-1322

Wendell L. Willkie, II

Senior Vice President and General Counsel

MeadWestvaco Corporation

One High Ridge Park

Stamford, CT 06905-1322

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such U.S. federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 5(c)(i)-(v) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

E. Mark Rajkowski

MEADWESTVACO CORPORATION

By
John A. Luke, Jr.
Chairman and Chief Executive Officer

EXHIBIT A

RELEASE

In consideration of the severance benefits offered to me by MeadWestvaco Corporation (the “Company”) under the Employment Agreement dated as of September 30, 2004, (the “Agreement”) and other consideration, I on behalf of myself, and on behalf of my heirs, administrators, representatives, successors, and assigns (the “Releasors”), hereby release acquit and forever discharge the Company, all of its past, present and future subsidiaries and affiliates and all of their respective directors, officers, employees, agents, trustees, partners, shareholders, consultants, independent contractors and representatives, all of their respective heirs, successors, and assigns and all persons acting by, through, under or in concert with them (the “Releasees”) from any and all claims, charges, complaints, obligations, promises, agreements, controversies, damages, remedies, demands, actions, causes of action, suits, rights, costs, debts, expenses and liabilities that the Releasors might otherwise have asserted arising out of my employment with the Company and its subsidiaries and affiliates, including the termination of that employment.

However, the Releasors are not releasing any rights under (i) any qualified employee retirement plan, (ii) any claim for compensation and benefits to be provided to me under the Agreement, (ii) any claim for vested benefits or benefits that I am otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of the Affiliated Companies at or subsequent to the Date of Termination, (iii) any claim related to my indemnification as an officer, director and employee of the Affiliated Companies under the Company’s Certificate of Incorporation or By-Laws, or (iv) any rights or claims that may arise after the date on which I sign this release (the “Release”). Those rights shall survive unaffected by this Release.

I understand that, as a consequence of my signing this Release, I am giving up, any and all rights I might otherwise have with respect to my employment and the termination of that employment including but not limited to rights under (1) the Age Discrimination in Employment Act of 1967, as amended; (2) any and all other federal, state, or municipal laws prohibiting discrimination in employment on the basis of sex, race, national origin, religion, age, handicap, or other invidious factor, or retaliation; and (3) any and all theories of contract or tort law related to my employment or termination thereof, whether based on common law or otherwise.

I acknowledge and agree that:

A. The benefits I am receiving under the Agreement constitute consideration over and above any benefits that I might be entitled to receive without executing this Release.

B. The Company advised me in writing to consult with an attorney prior to signing this Release.

C. I was given a period of at least twenty-one (21) days within which to consider this Release; and

D. The Company has advised me of my statutory right to revoke my agreement to this Release at any time within seven (7) days of my signing this Release.

I warrant and represent that my decision to sign this Release was (1) entirely voluntary on my part; (2) not made in reliance on any inducement, promise, or representation, whether express or implied, other than the inducements, representations, and promises expressly set forth herein and in the Agreement and (3) did not result from any threats or other coercive activities to induce my agreement to this Release.

If I exercise my right to revoke this Release within seven (7) days of my execution of this Release, I warrant and represent that I will: (1) notify the Company in writing, in accordance with the attached Agreement, of my revocation of this Release, and (2) simultaneously return in full any consideration received from the Company or any employee benefit plan sponsored by the Company.

The parties agree that this release shall not affect the rights and responsibilities of the US Equal Employment Opportunity Commission (hereinafter “EEOC”) to enforce the Age Discrimination in Employment Act of 1967, as amended and other laws. In addition, the parties agree that this release shall not be used to justify interfering with my protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC. The parties further agree that the Releasors knowingly and voluntarily waive all rights or claims that arose prior to the date hereof that the Releasors may have against the Releasees to receive any benefit or remedial relief (including, but not limited to, reinstatement, back pay, front pay, damages, attorneys’ fees, experts’ fees) as a consequence of any investigation or proceeding conducted by the EEOC.

The provisions of this Release are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable. This Release shall be construed in accordance with its fair meaning and in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles. Capitalized terms used but not defined herein shall have the meanings set forth in the Employment Agreement.

I further warrant and represent that I fully understand and appreciate the consequences of my signing this Release.

Name
(Please Print)

Signature

Date

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